UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XEROX HOLDINGS CORPORATION

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Xerox Holdings Corporation

Dear Shareholders,

This supplement to the Compensation Discussion and Analysis (CD&A) contained in the Proxy Statement for our 2022 Annual Meeting of Shareholders is being provided to expand on certain aspects of our compensation practices.

At Xerox, every Board member attends and fully participates in the meetings of each committee, including the Compensation Committee, as a means of facilitating optimal decision-making. Over the last 12 months, the Compensation Committee, with participation from the full Board, senior management, and the support of the committee’s independent third-party compensation consultant, Frederic W. Cook & Co., Inc., has worked to reevaluate our executive compensation practices after last year’s disappointing Say-on-Pay vote. The low level of support received for our Say-on-Pay proposal further reinforced our commitment to refresh our executive compensation program and increase the disclosure provided in this year’s Proxy Statement.

As described on pages 40-44 of the CD&A, the Board has responded to shareholder inquiries on these matters through the Company’s robust and continuous shareholder engagement program, which supports our commitment to maintain ongoing dialog with our shareholders and take appropriate action in response to shareholder concerns.

We are providing this supplemental communication because we believe that all shareholders will benefit from a more detailed understanding of the actions taken by the Board in relation to specific areas of concern initially reported in this year’s CD&A. While the purpose of this supplement is to focus on these specific items, it is important to note that the full listing of concerns and action items taken by the Board is highlighted in the CD&A, including the following notable actions:

•	Increased Board diversity, adding 2 female directors that are members of underrepresented groups, bringing a broader range of qualifications and areas of expertise to the Board

•

Eliminated overlap in annual and long-term incentive plan metrics to enhance focus of strategic and operational objectives without rewarding or penalizing participants for similar performance in the annual and long-term plans

•

Changed ESG from modifier to performance metric with a significant 20% weighting for 2022, demonstrating the importance we place on key ESG objectives, such as our roadmap to net zero and the representation of women and diverse employees in our workforce

•	Set annual and long-term incentive metric targets at levels that drive the Company’s strategic plan and align with financial forecasting

•	Established wider incentive compensation threshold and maximum performance ranges to better align our 2022 incentive plan designs with market practices

•	Set a different, more challenging Performance Share Unit (PSU) stock price target and performance range, applicable only to the Vice Chairman & CEO

In addition to the list above, each of the concerns and action items below were discussed with shareholders during our engagement meetings. The general feedback received indicated that our shareholders understood the Board’s rationale, were pleased with our thoughtful responses to their inquiries, and supported the various changes made to our annual and long-term incentive plan designs. It is our hope that the information below will provide all shareholders with additional details that address these specific areas of concern.

Concerns with communication, transparency of feedback, and responsiveness

As described in the CD&A, we continue to engage with our shareholders in a timely manner so their concerns can be voiced and Xerox can be transparent regarding feedback received and actions taken in response. In response to the lack of Say-on-Pay support in 2021, we proactively reached out to owners of 81.6% of our outstanding shares (speaking with owners of more than 40% of our outstanding shares) and have taken action to address nearly all concerns raised by shareholders and proxy advisory firms, including and in addition to the meaningful pay program changes we reported in our CD&A. As part of our ongoing shareholder engagement program, we continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests and disclose this information in subsequent Proxy Statement filings.

Concerns relating to the granting of one-time retention bonuses

The unprecedented circumstances of 2020 resulted in the Board approving a significant and necessary investment in employee retention in the form of one-time retention bonuses. That action has proven effective, enabling Xerox to retain 100% of the executive officer team and 90% of senior leaders overall during a time when both demand for talent across most industries was surging and management continuity for the Company was a key priority.

Notably, consistent with the Company’s executive compensation practices prior to the exceptional and unforeseeable circumstances of 2020, the Compensation Committee did not authorize any one-time bonuses in 2021 and, as noted in the CD&A, has no plans to do so in the foreseeable future.

The Compensation Committee will continue to apply sound judgement when extraordinary, unforeseen situations arise and is committed to taking appropriate actions that are aligned with the best interests of the Company’s shareholders.

Concerns over Xerox’s new compensation framework for enhanced value creation

In the spirit of supporting ongoing shareholder value creation, the Board approved an enhanced incentive compensation framework that allows for a transaction bonus to be awarded to certain employees in the event of a future “liquidity event” transaction with respect to a particular business unit (e.g., IPO, sale, spin). The framework could be utilized in the future to reward certain employees, which may include NEOs but will not include the Company’s Vice Chairman & CEO, for extraordinary contributions to the growth and successful monetization of the business unit in a way that creates value for Xerox shareholders. Under this framework, award amounts are denominated as a percentage of Xerox’s incremental gain on investment—directly linking payouts with value-creating performance against a key strategic objective of Xerox.

This design supports our pay-for-performance philosophy in that there will be no payout if a liquidity transaction does not occur or no increase in value is realized. While the Company has not issued an award under this framework since its approval in February 2022, we are confident this arrangement will incentivize eligible employees to act in the best interests of shareholders when considering value creating transactional opportunities.

Concerns over lack of disclosure of future targets and performance ranges

Performance targets in our incentive plans directly flow from the Company’s Board-approved financial plan for the years ahead. Consistent with prevailing public company practice, the Company provides limited official guidance concerning future financial results. Many of the metrics in our incentive plans are not included in the Company’s financial guidance, and for the metrics that are included in the Company’s guidance, the performance ranges in the incentive plans often include an aspirational component that is intended to drive individual performance but not influence market expectations for the Company’s future results. The Board believes that disclosure of future targets and performance ranges may create confusion among investors, analysts, rating agencies and other market participants trying to forecast the Company’s future performance, as such targets and ranges differ from the Company’s stated financial guidance. In addition, disclosure of aspirational future performance targets could present retention challenges if third parties were to leverage that information if those metrics were at risk of not being met. Consistent with best practices, the Company discloses targets and performance ranges after the performance cycle has ended.

Concerns over the use of absolute versus relative stock price performance metrics

While this topic is frequently discussed and debated by the Board, with input from the Compensation Committee’s independent consultant, absolute stock price performance metrics were thoughtfully selected to provide focus and simplification in a transformation period for the Company and to align payouts directly with the experience of our shareholders. Relative metrics will continue to be considered for future incentive plan design iterations.

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We believe a strong link between pay and performance is fundamental to an effective, value-creating executive compensation program. This was evident in our 2021 Management Incentive Plan (MIP), which paid out at only 64.8% of target, and our 2019 E-LTIP PSUs, which had no payout in 2021, in each case due to financial performance that fell short of expectations. In neither case, did we modify or adjust the payout of these awards or any ongoing, in-cycle performance awards. Rather, we focused our time and energy on making enhancements to our executive compensation program that are aligned with best practices, consistent with the feedback we received from our shareholders and in furtherance of the Company’s strategic and financial plans.

Thank you for your continued support of Xerox.

The Xerox Holdings Corporation Board of Directors

Keith Cozza, Chairman of the Board

Joseph J. Echevarria

Cheryl Gordon Krongard (Compensation Committee Chair)

Scott Letier (Compensation Committee member)

Jesse A. Lynn

Nichelle Maynard-Elliott

Steven D. Miller

James L. Nelson

Margarita Paláu-Hernández (Compensation Committee member)

John Visentin (Vice Chairman and CEO)